For Immediate Release

FERRO ANNOUNCES SALE OF ITS NORTH AMERICAN AND ASIAN PRECIOUS METALS POWDERS AND FLAKES
PRODUCT LINES

•	Transaction Represents Continued Execution of Value Creation Strategy

•	Company Reaffirms Full-Year 2013 Adjusted Earnings Per Share Guidance of $0.42 - $0.45 and 2015 Target of Over $1.00

CLEVELAND—October 31, 2013—Ferro Corporation (NYSE: FOE, the “Company”) announced today that it has completed the sale of its precious metals-based powders and flakes product lines in North America and Asia to Ames Advanced Materials Corporation (“Ames”), a wholly-owned subsidiary of Ames Goldsmith Corporation, a major producer of precious metal products. The transaction includes the manufacturing assets of the Company’s South Plainfield, New Jersey facility, including associated inventory, and also includes the assets of its precious metals powders and flakes business line in Tsukuba, Japan. Through September 2013, these precious metals powders and flakes operations had value-added sales of approximately $23 million.

In addition to the asset sale, Ferro and Ames also entered into a seven-year supply agreement. Through the supply agreement, Ferro secures a reliable source of key raw materials for its downstream businesses while protecting its cost position.

The net cash proceeds from the sale were approximately $13 million. In addition, Ames provided Ferro with precious metals valued at approximately $43 million to satisfy its outstanding precious metal lease obligations. Primarily as a result of the sale, Ferro’s current precious metal net lease obligations have been reduced to approximately $42 million compared with obligations of approximately $90 million at September 30, 2013. The Company estimates that the transaction, including the supply agreement, will result in a financial reporting gain in excess of the net cash proceeds and a tax loss estimated at approximately $5 million.

Commenting on the transaction, Peter Thomas, President and Chief Executive Officer of Ferro, said, “The sale of these assets is a result of our continuing business and asset portfolio evaluation process and the harvesting of underperforming and non-core businesses. This transaction allows us to redeploy assets into attractive growth opportunities. While the transaction will reduce projected value-added sales for the fourth quarter of 2013, we are not modifying our prior adjusted earnings guidance.”

The Ferro South Plainfield site and its approximately 160 employees join Ames as part of the transaction. The Ferro Tsukuba site and its employees remain with Ferro.

Mr. Thomas added, “On behalf of everyone at Ferro, I thank our team at South Plainfield for their many contributions. I am confident they will have exciting opportunities ahead.”

The transaction does not include the Company’s precious metals business in Hanau, Germany, which produces gold, palladium and platinum precious metal products. Hanau also will continue to produce silver products for current customers in Europe and for Ferro’s other businesses, primarily the Automotive Glass business.

The Company was advised by J.P. Morgan and Jones Day.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,380 employees globally and reported 2012 sales of $1.8 billion.

About Ames Advanced Materials Corporation

Founded in 1860, Ames Goldsmith Corporation has been in continuous operation as a silver refiner and fabricator for more than 150 years. Today, with an annual silver consumption in excess of 100 million troy ounces, Ames is one of the largest integrated silver fabricators in the world.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs and indirect spend optimization initiative, and to produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012.

Contacts

Ferro Corporation
Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com